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                                                                    EXHIBIT 4.10




              TRUST AGREEMENT GUARANTEE (this "Agreement"), dated as of November 12, 1998, among Wilmington Trust Company ("Wilmington"), a Delaware banking corporation duly organized and existing under the laws of Delaware, as property trustee and Delaware trustee (in each such capacity, the "Property Trustee" and the "Delaware Trustee", respectively), the undersigned administrative trustee (the "Administrative Trustee", and together with the Property Trustee and the Delaware Trustee, the "Trustees"), MCI Communications Corporation, a Delaware corporation, formerly known as TC Investments Corp ("MCI" or the "Company"), and MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom" or the "Guarantor").

              WHEREAS, MCI and the Trustees are parties to an Amended and Restated Trust Agreement, dated as of May 29, 1996 (the "Trust Agreement"), pursuant to which (i) they declared and established MCI Capital I, a Delaware business trust (the "Trust") pursuant to the Delaware Business Trust Act (ii) the Trust issued to the public $750,000,000 aggregate liquidation amount of its 8.00% Cumulative Quarterly Income Preferred Securities, Series A (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust, (iii) the Trust issued to MCI $23,195,900 of its Common Securities (the "Common Securities"), and (iv) the Trust used the proceeds of the issuance of the Preferred Securities and Common Securities to purchase $773,195,900 in aggregate principal amount of the Company's 8.00% Junior Subordinated Deferrable Interest Debentures, Series A (the "Debentures"), issued pursuant to that certain indenture dated as of May 29, 1996 (as supplemented, the "Indenture") by and between MCI and Wilmington, as trustee (in such capacity, the "Indenture Trustee"); and

              WHEREAS, the Guarantor desires to unconditionally and irrevocably guarantee, on a subordinated basis, the full and punctual payment and performance (within applicable grace periods) of all the obligations of the Company in its capacity as depositor under the Trust Agreement (in such capacity, the "Depositor").

              NOW, THEREFORE, the Company, the Guarantor and the Trustees hereby agree as follows:

              SECTION 1. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to them in the Trust Agreement. In addition, the following terms shall have the following meanings:

              "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent,
(i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued

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for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and
(vi) every guarantee of or responsibility or liability for, direct or indirect, as obligor or otherwise (a) any obligation of the types referred to in clauses
(i) through (v) of another Person or (b) the payment of any and all dividends of another Person.

              "Guarantee" shall have the meaning ascribed to it in Section 2 of this Agreement.

              "Guarantor Senior Debt" means the principal of (and premium, if any) and interest, if any (including, without limitation, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Guarantor, whether incurred on or prior to the date of this Agreement or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are not superior in right of payment to the Guarantee or to other Debt of the Guarantor which is pari passu with, or subordinated to, the Guarantee, provided, however, that Guarantor Senior Debt shall not be deemed to include (a) any Debt of the Guarantor which, when incurred and without respect to any election under
Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to the Guarantor, (b) any Debt of the Guarantor to any of its Subsidiaries, other than Debt to a Subsidiary the proceeds of which the Guarantor used to pay Guarantor Senior Debt (c) any Debt to any employee of the Guarantor, (d) any liability for taxes, or (e) any Debt or other monetary obligations to trade creditors created or assumed by the Guarantor or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services.

              "Holder" shall mean any holder, as registered on the books and records of the Trust, of any Preferred Securities.

              "Indenture" shall have the meaning ascribed to it in the Recitals.

              "Subsidiary" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person. For purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

              SECTION 2. The Guarantee. (a) The Guarantor irrevocably and unconditionally guarantees on a subordinated basis as set forth herein (the "Guarantee"), to each Holder of Preferred Securities and to the Trustees and their successors and assigns (without duplication of amounts theretofore paid by the Depositor), the full and punctual payment and performance (within applicable grace periods) of all the obligations of the Depositor under the Trust Agreement.


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              (b)  The Guarantor further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

              (c) The Guarantor's obligation to make any payment hereunder may be satisfied by causing the Depositor to make such payment.

              (d) The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustees or any Holder of Preferred Securities in enforcing any of their respective rights under the Guarantee.

              (e) Except as specifically provided herein, the obligations of the Depositor under the Trust Agreement remain in full force and effect.

              SECTION 3. Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of the Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Depositor, any Trustee, the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

              SECTION 4. Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under the Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

              (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Depositor of any express or implied agreement, covenant, term or condition relating to the Trust Agreement or the Preferred Securities to be performed or observed by the Depositor;

              (b) the extension of time for the payment by the Depositor of all or any portion of (i) any payment of any monetary obligation of the Depositor under the Trust Agreement (including obligations to the Trustees) and the Preferred Securities, or (ii) the extension of time for the full and punctual performance within applicable grace periods of all other obligations of the Depositor under the Trust Agreement and the Preferred Securities;

              (c) any failure, omission, delay or lack of diligence on the part of the Holders of the Preferred Securities or the Trustees to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders of the Preferred Securities or the Trustees pursuant to the terms of the Trust Agreement or the Preferred Securities, or any action on the part of the Depositor granting indulgence or extension of any kind;

              (d) voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Depositor or any of the assets of the Depositor;


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              (e)  any invalidity of, or defect or deficiency in, the Preferred
Securities or the Trust Agreement;

              (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

              (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Agreement that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

              There shall be no obligation of the Holders of the Preferred Securities or the Trustees to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

              SECTION 5. Subordination. (a) Guarantee Subordinate to Guarantor Senior Debt. The Guarantee is hereby expressly subordinated in right of payment to the prior payment in full of all Guarantor Senior Debt, and such subordination is for the benefit of the holders of such Guarantor Senior Debt.

              (b) Payment Over of Proceeds Upon Dissolution, Etc. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Guarantor (each such event, if any, herein sometimes referred to as a "Proceeding"), then the holders of Guarantor Senior Debt shall be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Guarantor Senior Debt, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Senior Debt, before any payment is made in respect of the Guarantee.

              In the event that, notwithstanding the foregoing provisions of this Section, any Trustee or any Holder of the Preferred Securities shall have received any payment of the Guarantor in respect of the Guarantee, before all Guarantor Senior Debt is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Senior Debt, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to such Trustee or, as the case may be, such Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Guarantor for application to the payment of all Guarantor Senior Debt remaining unpaid, to the extent necessary to pay all Guarantor Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Guarantor Senior Debt.


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              (c)  Prior Payment of Guarantor Senior Debt.  In the event that any payments are due pursuant to the Guarantee, then and in such event the holders of the Guarantor Senior Debt shall be entitled to receive payment in full of all amounts due on or in respect of such Guarantor Senior Debt (including any amounts due upon acceleration or otherwise), or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Senior Debt, before any payments are made on account of the Guarantee.

              In the event that, notwithstanding the foregoing, the Guarantor shall make any payment to any Trustee or any Holder of the Preferred Securities prohibited by the foregoing provisions of this Section 5(c), and if such fact shall, at or prior to the time of such payment, have been made known to such Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Guarantor.

              The provisions of this Section 5(c) shall not apply to any payment with respect to which Section 5(b) of this Agreement would be applicable.

              (d) No Payment When Guarantor Senior Debt in Default. (i) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Guarantor Senior Debt, or in the event that any event of default with respect to any Guarantor Senior Debt shall have occurred and be continuing and shall have resulted in such Guarantor Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or (ii) in the event any judicial proceeding shall be pending with respect to any default in payment or such event of default, then no payment shall be made by the Guarantor on account of the Guarantee.

              In the event that, notwithstanding the foregoing, the Guarantor shall make any payment to any Trustee or any Holder of any Preferred Security prohibited by the foregoing provisions of this Section 5(d), and if such fact shall, at or prior to the time of such payment, have been made known to such Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Guarantor.

              The provisions of this Section 5(d) shall not apply to any payment with respect to which Section 5(b) of this Agreement would be applicable.

              (e)  Payment Permitted If No Default.  Nothing contained in this
Section 5 or elsewhere in this Agreement or in the Trust Agreement or in the Preferred Securities shall prevent (i) the Guarantor, at any time except during the pendency of any Proceeding referred to in Section 5(b) of this Agreement or under the conditions described in Sections 5(c) and 5(d) of this Agreement, from making payments at any time in respect of the Guarantee.


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              (f)  Subrogation to Rights of Holders of Guarantor Senior Debt.
Subject to the payment in full of all Guarantor Senior Debt, or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Senior Debt, the Trustees and the Holders of the Preferred Securities shall be subrogated to the extent of the payments or distributions made to the holders of such Guarantor Senior Debt pursuant to the provisions of this Section 5 (equally and ratably with the holders of all indebtedness of the Guarantor which by its express terms is subordinated to Guarantor Senior Debt to substantially the same extent as the Guarantee is subordinated to the Guarantor Senior Debt and is entitled to like rights of subrogation by reason of any payments or distributions made to holders of such Guarantor Senior Debt) to the rights of the holders of such Guarantor Senior Debt to receive payments and distributions of cash, property and securities applicable to the Guarantor Senior Debt until the payments due under the Guarantee shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Guarantor Senior Debt of any cash, property or securities to which the Holders of the Preferred Securities or the Trustees would be entitled except for the provisions of this Section 5, and no payments over pursuant to the provisions of this Section 5 to the holders of Guarantor Senior Debt by Holders of the Preferred Securities or the Trustees, shall, as among the Guarantor, its creditors other than holders of Guarantor Senior Debt, and the Holders of the Preferred Securities and the Trustees, be deemed to be a payment or distribution by the Guarantor to or on account of the Guarantor Senior Debt.

              (g) Provisions Solely to Define Relative Rights. The provisions of this Section 5 are and are intended solely for the purpose of defining the relative rights of the Holders of the Preferred Securities and the Trustees on the one hand and the holders of Guarantor Senior Debt on the other hand. Nothing contained in this Section 5 or elsewhere in this Agreement or in the Trust Agreement or in the Preferred Securities is intended to or shall (i) impair, as between the Guarantor and the Holders of the Preferred Securities and the Trustees, the obligations of the Guarantor, which are absolute and unconditional, to pay to the Holders of the Preferred Securities and the Trustees all payments due on the Guarantee; or (ii) affect the relative rights against the Guarantor of the Holders of the Preferred Securities or the Trustees and creditors of the Guarantor other than their rights in relation to the holders of Guarantor Senior Debt; or (iii) prevent the Trustees or the Holders of the Preferred Securities from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, including, without limitation, filing and voting claims in any Proceeding, subject to the rights, if any, under this Section 5 of the holders of Guarantor Senior Debt to receive cash, property and securities otherwise payable or deliverable to the Trustees or such Holders.

              (h) No Waiver of Subordination Provisions. No right of any present or future holder of any Guarantor Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Guarantor with the terms, provisions and covenants of this Section 5, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.


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              SECTION 6.  Subrogation to Rights of Depositor.  The Guarantor
shall be subrogated to all (if any) rights of the Depositor in respect of any amounts paid by the Guarantor under this Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

              SECTION 7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

              SECTION 8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

              SECTION 9. Headings. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning hereof.

              SECTION 10. Separability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

              SECTION 11. Termination. This Agreement shall terminate automatically upon the termination of the Trust Agreement in accordance with its terms.

              SECTION 13. Successors and Assigns. All guarantees and agreements of the Guarantor contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Trustees and the Holders of the Preferred Securities then outstanding. In the event that the Guarantor shall assign its obligations contained in this Agreement, the Guarantor shall be discharged from all obligations and covenants of the Guarantor under this Agreement to the fullest extent permitted by law.


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              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                   WILMINGTON TRUST COMPANY, as
                                   Delaware Trustee and Property Trustee


                                   By:   /s/ JAMES P. LAWLER
                                      ------------------------------------------
                                         Name:    James P. Lawler
                                         Title:   Vice President


                                         /s/ SCOTT D. SULLIVAN
                                      ------------------------------------------
                                         Scott D. Sullivan, as
                                         Administrative Trustee


                                   MCI WORLDCOM, INC.


                                   By:   /s/ SCOTT D. SULLIVAN
                                      ------------------------------------------
                                         Name:    Scott D. Sullivan
                                         Title:   Chief Financial Officer


                                   MCI COMMUNICATION CORPORATION


                                   By:   /s/ SCOTT D. SULLIVAN
                                      ------------------------------------------
                                         Name:    Scott D. Sullivan
                                         Title:   Chief Financial Officer



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